TRANSACTIONS SUBJECT TO RULE  10f - 3  PROCEDURES

    Fund:       U S Small Co              Security: Schick Technologies, Inc
                                                    Common Stock
    Issuer:     Schick Technologies, Inc

        REQUIRED INFORMATION                       APPLICABLE RESTRICTION

1 .     Offering Date              7/1/97          None

2.      Total Size of Offering     32,375,000      None

3.      Unit Price of Offering          18.50      None

4.      Underwriting  Spread            1.295      Morgan Guaranty determination
                                                   must be made

5.      Years of Issuer's Operations        4      Must be at least three*

6.      Underwriting                     firm      Must be firm

7.      Trade Date                     7/1/97      No later than 1 day after #1

8.      Portfolio Assets on Trade Date 1,142,764,380  None

9.      Price Paid per Unit              18.50     Must not exceed #3 ($$18.5)

10.     Total Price Paid by Portfolio  481,000     Must not exceed #8x3%
                                                  ($34,282,931)

11.     Total Price Paid by Portfolio plus        If less than $500,000,
         Total Price  Paid for  same sec -        must not exceed #2 x 10%
         urities by associated Funds   481,000    (3,237,500), otherwise
                                                  must not exceed #2 x 4% (N/A)

12.     List of Underwriters from whom            Must not include Morgan
         Portfolio purchased                      Guaranty or affiliates **
                                                  Lehman Bros., Inc.

    Morgan Guaranty has determined that the underwriting commission, spread or profit is reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, Morgan Guaranty has considered the factors set forth in the Fund's 10f-3 procedures.


                                              James Otness
                                              Portfolio Manager

    * Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii) , whichever is met.

   ** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale.


    List of Underwriters or Dealer from whom Portfolio purchased:
                Lehman Bros., Inc.